UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 3, 2004

OUTBACK STEAKHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL	33607

(Address of principle executive offices)	(Zip Code)

Registrant's telephone number, including area code	(813) 282-1225

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1. 01	Entry into a Material Definitive Agreement

On September 3, 2004, we signed two agreements for the purchase of an additional ownership interest in Outback/Fleming’s, LLC (the “LLC”), our joint venture that operates Fleming's Prime Steakhouse and Wine Bars.  Copies of the agreements and our press release announcing the transactions are attached as exhibits.

Pursuant to the agreements, effective September 1, 2004, we acquired an additional 39% interest in the LLC from our partners (FPSH Limited Partnership and AWA III Steakhouses, Inc.) for approximately $39,000,000.  Total consideration included approximately $24,300,000 in cash and $14,700,000 paid in satisfaction of amounts outstanding under loans previously made by us to our partners.  The acquisition of the additional ownership interest was contemplated in the original operating agreement of the LLC and the option to acquire the additional percentage was triggered upon the joint venture opening its 20th Fleming’s, which occurred in the first half of 2004.  As a result of the transaction, we now own 90% of the joint venture and our partners retain a 10% ownership interest.

We also have certain other related party affiliations with the sellers.  A. William Allen, III is the majority owner and president of AWA III Steakhouses, Inc., which sold us a 9.75% interest in the LLC.  Mr. Allen is also President of West Coast Concepts for Outback Steakhouse, Inc.  Paul M. Fleming is the manager of PKCR, LLC, the sole general partner of FPSH Limited Partnership, which sold us a 29.25% interest in the LLC.  Mr. Fleming is also a principal of PLCK Holdings, LLC, which holds a 50% interest in OS/PLCK, LLC, a joint venture with Outback Steakhouse, Inc. that operates Paul Lee’s Chinese Kitchens.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.
Exhibit No.

10.1	Purchase Agreement by and between Outback Steakhouse, Inc., OS Prime, Inc., AWA III Steakhouses, Inc., and A. William Allen, III

10.2	Purchase Agreement by and between Outback Steakhouse, Inc., OS Prime, Inc., FPSH Limited Partnership, and Paul M. Fleming

99.1	Press Release dated September 8, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBACK STEAKHOUSE, INC.
(Registrant)

Date: September 10, 2004	By:	/s/ Robert S. Merritt

Robert S. Merritt
Senior Vice President and
Chief Financial Officer